EXHIBIT 10.80
CONFIDENTIAL SETTLEMENT AND MUTUAL RELEASE AGREEMENT
     This Confidential Settlement and Mutual Release Agreement (“Agreement”) is entered into as of November ___, 2008 by and between CarboMedics, Inc. and ATS Medical, Inc. (“Parties”);
     WHEREAS, CarboMedics has commenced a breach of contract action against ATS Medical in the United States District Court for the District of Minnesota captioned CarboMedics, Inc. v. ATS Medical, Inc., 06-6401 (PJS/JJG) (“Litigation”);
     WHEREAS, CarboMedics and ATS Medical desire to settle the Litigation;
     NOW, THEREFORE, in consideration of the mutual promises, covenants, warranties and representations set forth in this Agreement, the Parties agree as follows:
     1. Payment. ATS Medical shall pay CarboMedics a total amount of $7,500,000.00 in settlement of the Litigation. ATS Medical shall pay CarboMedics $3,000,000.00 by December 29, 2008 and ATS Medical shall pay CarboMedics an additional $4,500,000.00 by April 30, 2009. Each ATS Medical payment shall be wire transferred to the following account by 3:30 pm CST on the relevant date:
FAEGRE & BENSON LLP IOLTA
Bank Name: Wells Fargo Bank, N.A.
Routing Transit Number: 121000248
Account Number: 000-0005434
Swift Code (International Wires): WFBIUS6S
Attn: CarboMedics v. ATS, ATS Medical Settlement Payment (No. 1) or (No. 2)
     2. Enforcement of Agreement. If ATS Medical fails to make either of the payments in Paragraph 1 by the deadlines in Paragraph 1, the Parties agree that CarboMedics will give ATS Medical 10 days notice of a hearing in which it will request entry of judgment for all amounts unpaid (that is, $7,500,000.00 minus amounts paid by ATS). Thereafter, the Court will hold a hearing to determine whether payment has been made consistent with Paragraph 1. If the Court determines that payment has not been made consistent with Paragraph 1, the Court will enter judgment for all amounts that remain unpaid. The Parties consent to Magistrate Judge Graham’s jurisdiction to confirm nonpayment and enter this judgment. ATS Medical agrees that the Court’s judgment shall be entered immediately after the hearing and ATS Medical waives any right to appeal from such judgment.
     3. Security Interest in ATS Inventory. ATS Medical hereby grants to CarboMedics, its successors and assigns, a security interest in all of ATS Medicals’

Inventory, whether now owned or hereinafter acquired, together with the products and proceeds thereof. Until terminated, as provided herein or by mutual agreement of the Parties, this security interest is granted to secure all material obligations of ATS Medical now or hereafter as owed to CarboMedics under this Agreement. As used herein, the term “Inventory” means all Components, Valves, raw materials, work in process, or materials used for or consumed to produce Valves, and all finished goods inventory without any requirement to maintain any specific inventory level, which includes Components or Valves (whether contained in sealed packages and whether such packages contain other goods), wherever located, in the possession or control of ATS Medical. While the security interest remains in effect, ATS Medical shall not sell any Inventory in or as part of a Bulk Sale or outside the ordinary scope of business. As used herein, the term “Bulk Sale” shall mean any sale or transfer or series of sales or transfers made or consummated within any given 90-day period of 5,000 or more of the Component Sets and/or Valves to one party or groups of related parties. Upon any breach by ATS Medical of its payment obligations under the Agreement, CarboMedics shall have the remedies of the Uniform Commercial Code as enacted in Minnesota or other applicable law. Upon ATS Medical’s payment of the total settlement amount in Paragraph 1, the security interest granted in this Agreement shall immediately terminate for all purposes.
     4. Mutual Release. Upon ATS Medical’s payment of the total settlement amount in Paragraph 1, CarboMedics and ATS Medical, on behalf of themselves and their agents, employees, directors, officers, parent companies, subsidiaries, affiliated companies, predecessors, successors, and assigns, forever discharge and release each other from and covenant not to sue each other or their respective agents, employees, directors, officers, parent companies, subsidiaries, affiliated companies, predecessors, successors, and assigns for any and all liabilities, claims, damages, causes of action, suits, debts, sums of money, accounts, controversies, liens, and variances that were or could have been asserted in the Litigation, including the Counterclaims asserted by ATS Medical and dismissed in this Litigation, up to and including the date of execution of this Agreement. The scope of this release shall not limit the rights of either CarboMedics or ATS Medical to enforce the terms of this Agreement. Nor shall the scope of this release limit, waive or release any claims or rights related to the Parties’ respective intellectual property rights, or claims, causes of action, or suits arising from future conduct, or other unrelated claims that do not arise out of the Litigation.
     5. Existing Agreements. Upon ATS Medical’s payment of the total settlement amount in Paragraph 1, the Parties agree that all agreements among and between the Parties are hereby terminated in all respects. Nothing in this Agreement, however, shall invalidate or affect ATS’s license to the Licensed Product, as that term is defined in the License Agreement dated September 24, 1990, or CarboMedics’ rights to or in or ownership of any patents set forth in that License Agreement.
     6. Dismissal of Claims with Prejudice. The Parties hereby direct their respective counsel to, within three (3) business days following ATS Medical’s payment of the total settlement amount in Paragraph 1, execute and cause to be filed a Stipulation and Order of Dismissal with Prejudice of the Litigation, attached hereto as Exhibit A.
     7. Confidentiality. The existence and terms of this Agreement are strictly confidential and neither Party shall disclose its existence, terms, and conditions to any third party without the prior written consent of the other Party to this Agreement, except (a) as otherwise agreed to by the Parties in writing; (b) as reasonably necessary to enforce rights under this Agreement; (c) where a disclosure is reasonably required by applicable accounting or securities regulations; (d) under judicial or governmental subpoena, demand or requirement, provided the disclosing Party agrees to request provisions of confidentiality; or (e) as otherwise required by law, provided that prompt, prior notification is provided to the other Party, as soon as practicable so that the other Party has an opportunity to seek protection from such disclosure. This confidentiality agreement will expire three (3) business days after the second and final payment by ATS Medical to CarboMedics is made in full consistent with this Agreement. This confidentiality provision will also expire immediately in the event either Party breaches any of its terms. Nothing in this paragraph or this Agreement shall affect the Parties’ obligations and rights under the Protective Order in the Litigation. Upon ATS Medical’s payment of the total settlement amount in Paragraph 1 and the dismissal of the Litigation pursuant to Paragraph 6, the Parties will comply with their obligations under the Protective Order in the Litigation.
     8. Costs. The Parties shall bear their own costs and attorneys’ fees incurred in connection with the Litigation and preparation and execution of this Agreement.
     9. Representation by Counsel. Each Party acknowledges that it has received independent legal advice from counsel of its own choice regarding the advisability of entering into this Agreement.
     10. Knowing and Voluntary Agreement. Each Party has read this Agreement and understands the contents and legal effects of this Agreement, including the releases contained herein. Each Party hereby acknowledges that it enters into this Agreement voluntarily and not as a result of any duress or coercion.
     11. Authority to Enter into Agreement. The persons executing this Agreement have the full right and authority to enter into this Agreement on behalf of the Parties and the full right and authority to execute said instruments and to fully bind the Parties to the terms and obligations of this Agreement, and that it has not heretofore assigned, encumbered, or in any manner transferred to any third person or entity not a Party hereto or an attorney for a Party hereto all or any portion of the claims covered by this Agreement.
     12. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. This Agreement shall not be construed against any Party.

     13. Captions and Headings. The Parties agree that the captions and headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.
     14. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors, executors, administrators, and assigns.
     15. Governing Law and Forum. Any dispute regarding this Agreement shall be resolved in United States District Court for the District of Minnesota and each Party consents to jurisdiction in such court. Minnesota law shall apply to this Agreement without regard to conflicts of law or the governing law provisions contained in any other agreements between the Parties.
     16. Entire Agreement. This Agreement supersedes all prior agreements and understandings, oral and written, between the Parties and constitutes the entire agreement between the Parties.
     17. Amendments Only In Writing. This Agreement may not be amended or modified except by a written instrument signed by the Parties.
     18. Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall constitute an original.
     19. Facsimile or Email Signatures. The executed signature pages to this Agreement may be exchanged by facsimile or email transmission, with hard copies to follow. The exchange of executed signature pages by facsimile or email shall be sufficient for counsel to the Parties to file the Stipulation of Dismissal pursuant to this Agreement.

CarboMedics, Inc.
By	/s/ Brian Sheridan
Its General Counsel

ATS Medical, Inc.
By	/s/ Michael Dale
Its President/CEO

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